Exhibit 99.1

October 30, 2007

Quarterly Report
Third Quarter 2007


We have two construction projects currently underway, and both are proceeding nicely. Both projects will help us better serve our current customers and attract new ones.

Soon we will be opening a new banking office in downtown Paris. The building we purchased at 401 Main Street, now known as the Bourbon Banking Center, has been refurbished and will have a substantial amount of our own customer parking for the first time. More drive-in lanes have been built to provide greater convenience. Our lending and deposit taking functions will be located close to each other for additional customer convenience. We are consolidating two other downtown offices into this nice new one. Plans are to open this new facility in early November.

In Morehead we are constructing a brand new facility near downtown. The site is at a very busy intersection, and highly visible to the public. Construction is well underway and we expect to open this office early in 2008. Because Morehead is on Interstate 64 and is the home of Morehead State University, continuing population growth is expected. Our new location should help us attract additional customers in this important market.

Details of our financial results are included with this report. For the year to date, our earnings are up 9%. Earnings per share on a fully diluted basis, for the first three quarters are $1.79, up from $1.72 for the same period a year ago. For the third quarter alone, fully diluted earnings per share of $0.58 is down slightly from the $0.60 reported in 2006.

The national news has been full of unfortunate stories about sub-prime lending, falling real estate prices, and increased foreclosures. Some larger banks have been hurt by these practices. Kentucky Bank has not purchased securities backed by these sub-prime loans, and our mortgage credit standards have not been lowered. We are not expecting any significant negative impact. However, we do finance homebuilders. Some of them could be hurt by slowing demand and lower home prices. Therefore, we are watching this portfolio closely to be sure we take any necessary corrective action promptly.

As always, we thank you for your investment in your company. We will continue to protect your investment and work to build your business.



Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                            Percentage
                                                      9/30/2007           9/30/2006           Change
Assets
  Cash & Due From Banks                             $  13,420,164      $  12,510,592           7.3%
  Securities                                          125,596,032        142,456,536         -11.8
  Loans Held For Sale                                     254,400                  -           n/m
  Loans                                               423,130,006        439,491,965          -3.7
  Reserve for Loan Losses                               4,781,278          5,141,526          -7.0
    Net Loans                                         418,348,728        434,350,439          -3.7
  Federal Funds Sold                                    9,188,000            167,000        5401.8
  Other Assets                                         45,182,566         43,315,628           4.3
     Total Assets                                   $ 611,989,890      $ 632,800,195          -3.3%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $  87,409,373      $  89,189,951          -2.0%
    Savings & Interest Checking                       132,269,814        148,796,786         -11.1
    Certificates of Deposit                           243,097,465        217,072,235          12.0
      Total Deposits                                  462,776,652        455,058,972           1.7
  Repurchase Agreements                                11,506,568         18,184,443         -36.7
  Other Borrowed Funds                                 73,058,675        100,176,931         -27.1
  Other Liabilities                                     7,156,770          4,343,165          64.8
    Total Liabilities                                 554,498,665        577,763,511          -4.0
  Stockholders' Equity                                 57,491,225         55,036,684           4.5
    Total Liabilities & Stockholders' Equity        $ 611,989,890      $ 632,800,195          -3.3%



CONSOLIDATED INCOME STATEMENT

                                               Nine Months Ending                   Three Months Ending
                                                                Percentage                           Percentage
                                       9/30/2007     9/30/2006     Change    9/30/2007     9/30/2006   Change
Interest Income                       $29,641,511   $25,789,226     14.9%   $9,801,190    $9,493,182     3.2%
Interest Expense                       14,374,892    11,952,354     20.3     4,653,672     4,643,094     0.2
  Net Interest Income                  15,266,619    13,836,872     10.3     5,147,518     4,850,088     6.1
Loan Loss Provision                       650,000       334,000     94.6       330,000        94,000   251.1
  Net Interest Income After Provision  14,616,619    13,502,872      8.2     4,817,518     4,756,088     1.3
Other Income                            6,138,602     5,400,067     13.7     2,097,781     2,098,908    -0.1
Other Expenses                         13,696,530    12,331,147     11.1     4,644,774     4,504,097     3.1
  Income Before Taxes                   7,058,691     6,571,792      7.4     2,270,525     2,350,899    -3.4
Income Taxes                            1,909,038     1,848,962      3.2       600,577       636,988    -5.7
  Net Income                            5,149,653     4,722,830      9.0     1,669,948     1,713,911    -2.6
Net Change in Unrealized Gain (loss)
  on Securities                          (111,999)      493,366   -122.7     1,268,265     1,975,478   -35.8
  Comprehensive Income                $ 5,037,654   $ 5,216,196     -3.4%   $2,938,213    $3,689,389   -20.4%

Selected Ratios
  Return on Average Assets                   1.08%         1.08%                  1.08%         1.09%
  Return on Average Equity                   12.2          12.9                   12.0          13.0

  Earnings Per Share                      $  1.80       $  1.73                $  0.58       $  0.60
  Earnings Per Share - assuming dilution     1.79          1.72                   0.58          0.60
  Cash Dividends Per Share                   0.81          0.75                   0.27          0.25
  Book Value Per Share                      20.15         19.25

  Market Price                              High        Low         Close
    Third Quarter '07                      $34.00      $30.50      $33.50
    Second Quarter '07                     $30.50      $29.00      $30.50